Exhibit 99.B(d)(11)(iii)

AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT
between
ING Life Insurance and Annuity Company
and
Morgan Stanley Investment Management Inc.

AMENDMENT made as of this 1st day of June, 2005 to the Investment Subadvisory Agreement dated as of March 11, 2002, as amended (the “Agreement”), between ING Life Insurance and Annuity Company, an insurance corporation organized and existing under the laws of the State of Connecticut (the “Adviser”), and Morgan Stanley Investment Management Inc., a Delaware corporation, d/b/a Van Kampen (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and Subadviser are parties to the Agreement with respect to ING Partners, Inc. (the “Trust”); and

WHEREAS, the parties wish to amend the Agreement as set forth below.

THEREFORE, in consideration of the mutual covenants contained herein, the parties agree to amend the Agreement as follows:

1.             Appendix A of the Agreement is hereby deleted and replaced with the Amended Appendix A attached hereto.

2.             Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.             In all other respects, the Agreement is confirmed and remains in full force and effect.

4.             This Amendment shall become effective as of the date first written above.

AGREED AND ACCEPTED BY:

ING LIFE INSURANCE AND ANNUITY		MORGAN STANLEY INVESTMENT
COMPANY		MANAGMENT INC. D/B/A VAN
KAMPEN
By:	/s/ Laurie M. Tillinghast
Name: Laurie M. Tillinghast		By:	/s/ Ronald E. Robinson
Title: Vice President		Name: Ronald E. Robinson
Title: Managing Director

AMENDED APPENDIX A

to

INVESTMENT SUBADVISORY AGREEMENT

between

ING Life Insurance and Annuity Company

and

Morgan Stanley Investment Management Inc.

Portfolios	Annual Subadviser Fee
(as a percentage of average daily net assets)

ING Van Kampen Equity and Income Portfolio	0.300% on the first $250 million of assets 0.250% on the next $300 million of assets 0.200% on assets over $550 million

ING Van Kampen Comstock Portfolio(1)	0.350% on the first $2 billion of assets 0.320% on the next $1 billion of assets 0.300% on assets over $3 billion

(1)           For purposes of calculating fees under this Agreement, the assets of the Series shall be aggregated with the assets of ING Van Kampen Equity Growth Portfolio, a series of ING Investors Trust, which is not a party to this Agreement.  The aggregated assets will be applied to the above schedule and the resulting fee shall be prorated back to each Series and its respective Adviser/Manager based on relative net assets.